EXHIBIT 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

Introduction

Paul Loomis having notified MKS Instruments, Inc. of his voluntary resignation, Loomis and MKS Instruments, Inc. hereby enter into this Separation Agreement and General Release (the “Agreement”), dated 9/26/14, pursuant to which, among other things, Loomis provides MKS Instruments, Inc. with a general release of claims in exchange for the receipt of certain payments and benefits to which he is otherwise not entitled.

Terms

1. As used in this Agreement, the following words shall mean the following:

(a) “Corporation” means MKS Instruments, Inc., its subsidiaries, divisions, successors and assigns, its affiliated and predecessor companies or corporations, and their successors and assigns.

(b) “Executive” means Paul Loomis, his heirs, dependents, beneficiaries, executors, administrators, successors, assigns and anyone acting on his behalf.

(c) “Releasees” shall mean the Corporation, its present or former directors, officers, shareholders, members, employees, attorneys and agents, whether in their individual or official capacities and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Corporation in their official and individual capacities.

2. On June 6, 2014, Executive notified the Corporation of his intent to resign. The Corporation and the Executive agree that Executive will remain employed with the Corporation through and including September 5, 2014 (the “Separation Date”) under the terms and conditions set forth in, and subject to the terms and conditions of, his Employment Agreement dated February 24, 2014 (the “Employment Agreement”). Except as otherwise provided in this Agreement or required under the terms of MKS-sponsored benefit plans, following the Separation Date, the Corporation shall have no further obligations to Executive.

3. If Executive performs his duties faithfully and cooperates in the transition of his duties to the employee or employees designated by the Corporation to assume them, and after receiving this signed Agreement from Executive and upon the expiration of the revocation period described in Paragraph 7(d) (the “Effective Date”), the Corporation will provide Executive with the following payments and benefits:

(a) A lump sum payment of $42,784, which is equal to Executive’s salary for the period from the Separation Date through October 31, 2014, less applicable taxes and required withholdings within 8 days of the expiration of the revocation period set forth in Paragraph 7(d) of this Agreement.

(b) If Executive elects continuation of his health insurance benefits pursuant to COBRA, the Corporation will pay Executive’s portion of his COBRA premium through and including January 31, 2015.

4. In exchange for receiving the payments and benefits described in paragraph 2 and 3 of the Agreement, Executive releases the Releasees from, and waives, any claim that Executive may have against any of them for any act, omission, incident or situation which may have occurred at any time up until the Effective Date of this Release. This includes releasing and forever discharging the Releasees from and waiving:

(a) Any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, 42 U.S.C. §§ 1981, 1982, 1983 and 1985, the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B; the Fair Labor Standards Act; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Law; the Massachusetts Minimum Fair Wages Statute (M.G.L. c. 151, §§ 1A and 1B); the Massachusetts Payment of Wages Statute (M.G.L. c. 149, § 148, et seq.); and any other claims arising under Chapters 149 through 154 of the Massachusetts General Laws, and any amendments to these statutes;

(b) Any claims arising under the Family and Medical Leave Act, the National Labor Relations Act, the Sarbanes-Oxley Act of 2002, and all other federal, state, and local laws or ordinances relating to employment;

(c) Any claims arising under the Employee Retirement Income Security Act (“ERISA”) (but not claims to vested ERISA benefits) or any other federal or state law pertaining to employee retirement or welfare benefits;

(d) Any claims arising under federal common law or under the common law of any state, including but not limited to, actions in tort, defamation and breach of contract, all claims to any non-vested ownership interest in the Corporation contractual or otherwise, including but not limited to, claims to stock, stock options, restricted stock units or any other form of equity-based compensation; and any claim or damage arising out of Executive’s employment with or separation from the Corporation.

(e) Any claims arising under any other federal, state or local statutory or regulatory provision;

(f) Any claims for attorneys’ fees and/or costs.

(g) Executive expressly agrees and understands that the release of claims contained in this Agreement is a general release and that any reference to specific claims arising out of or in connection with Executive’s employment and/or its termination is not intended to limit the release of claims. Executive expressly agrees and understands that this general release means that he is releasing, remising and discharging the Releasees from and with respect to all claims, whether known or unknown, asserted or unasserted, and whether or not the claims arise out of or in connection with Executive’s employment and/or its termination, or otherwise.

Notwithstanding the above, this Agreement does not prevent Executive from pursuing any right or claim which cannot be waived by law. Excepted from this promise not to sue are claims under the ADEA to the extent such an exception is required by law. Further excepted are any claims that cannot be waived by law, including the right to file an application for unemployment insurance benefits and the right to file a charge of discrimination with an administrative agency and/or to participate or assist in an agency investigation. By signing this Agreement, however, Executive is waiving any right to recover any relief in federal or state court, in any administrative proceeding or in arbitration, whether such a claim for relief is brought by Executive or through a federal or state agency or as part of a class action proceeding. This Agreement also does not prevent Executive from pursuing any claim to enforce this Agreement or from asserting any future rights Executive may have to any vested benefits that Executive may be entitled to receive.

5. By signing this Agreement, Executive is hereby acknowledging and agreeing that: (a) Executive is competent to enter into this Agreement and is fully aware of his right to discuss any and all aspects of this Agreement with an attorney of his choice; (b) except for the promises contained in the Agreement, the Corporation has made no other promise of any kind to Executive to cause Executive to sign this Agreement; (c) what Executive is receiving under the Agreement is in addition to anything of value to which he already is entitled; (d) what Executive is receiving is adequate and satisfactory to him; and (e) the payments and benefits specified in the Agreement constitute full and final payment in settlement of all waivable claims of any kind, known or unknown, which Executive may have against the Releasees. Executive further acknowledges that he has carefully read and fully understand all of the provisions of this Agreement, that Executive has had the opportunity to discuss the provisions of this Agreement with an attorney, and that Executive is voluntarily entering into this Agreement.

6. Executive expressly acknowledges that he is not eligible for and will not receive any bonus for 2014, any other bonus or any other compensation pursuant to any bonus or commission plan, policy, practice or agreement. Executive specifically agrees that, notwithstanding any other agreement, his Separation Date (September 5, 2014) shall be considered the date his employment ceased, for all purposes, including but not limited to, for purposes of calculating the vesting of any stock, stock options, restricted stock units or any other form of equity-based compensation. All stock options unvested as of the Separation Date shall be forfeited.

7. This Agreement is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to Executive’s waiver of rights under the ADEA.

(a) Executive acknowledges that he is specifically waiving rights and claims under the ADEA.

(b) The waiver of rights and claims under the ADEA does not extend to any rights of claims arising after the date Executive executes this Agreement.

(c) Executive acknowledges that the Corporation has advised him in writing to consult with an attorney prior to signing this Agreement. Employee further acknowledges that he has had the opportunity to consult with an attorney of his choice with respect to all terms and conditions set forth in this Agreement and to have advice of counsel with respect to his decision to sign and enter into this agreement.

(d) Executive acknowledges and agrees that he has been given a period of up to twenty-one (21) days in which to consider the terms of this Agreement and that this Agreement shall not become effective until seven (7) days following the date of his signature. Prior to that time, Executive may elect to revoke this Agreement. If Executive chooses to revoke this Agreement, Executive agrees to notify the Chair of the Board of Directors of the Corporation in writing. If Executive does not sign and return the Agreement within the specified period, or Executive revokes it, Executive will forfeit any payments contingent on the Agreement. Unless revoked by the Executive, this Agreement shall become effective eight calendar days after the date that Executive signs this Agreement, as evidenced by the date adjacent to his signature at the end of this Agreement (the “Effective Date”). This Agreement shall not be effective and shall be deemed void as if never made if, prior to the Effective Date, Executive revokes his earlier acceptance of this Agreement. Payments contingent upon the Executive entering into the Agreement will not be made (or begin) prior to the expiration of the period specified for revoking this Agreement. If the period for signing and returning the Agreement extends into a later taxable year, any payments contingent upon the Agreement will be made (or begin) in the later taxable year.

8. By signing this Agreement, Executive is hereby acknowledging and agreeing that Executive has been paid all sums due and owing to him as of the date hereof including, but not limited to, all salary, bonus, business expenses, allowances, vacation pay and other benefits and perquisites as a result of Executive’s employment with the Corporation, and has received any leaves (paid or unpaid) to which he was entitled during his employment and the Corporation has not denied or interfered with his ability to request or take such leave.

9. Executive agrees that his employment relationship with the Corporation has been severed and forever waives any right to reinstatement, recall or future employment with the Corporation.

10. Executive agrees and acknowledges that Paragraphs 7, 8, 10, 11 and 12 of his Employment Agreement concerning Trade Secrets, Inventions and Patents, Noncompetition, Non-Solicitation and Non-disparagement remain in full force and effect and are incorporated herein by reference. Following Executive’s Separation Date all provisions of Executive’s Employment Agreement with the exception of those listed in this Paragraph shall be superseded by the terms of this Agreement.

11. This Agreement represents the full and complete understanding of Executive and the Corporation. No prior or contemporaneous oral or written agreements may be offered to alter their terms. This Agreement may not be modified except in a written document signed by both parties.

12. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law provisions and except to the extent federal law applies.

14. PLEASE READ CAREFULLY. PAUL LOOMIS SHOULD CONSULT WITH COUNSEL BEFORE SIGNING THIS DOCUMENT. THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

PAUL LOOMIS

WITNESS:	/s/ Alysha LeBlanc			/s/ Paul Loomis
		9/26/14			9/26/14

MKS INSTRUMENTS, INC.

ATTEST:	/s/ SallyAnn Bouley	10/6/14	By:	/s/ Cathy Langtry	10/6/14
		Date		Cathy Langtry Vice President Global Human Resources	Date